EXHIBIT 10.45

AMENDMENT NUMBER ONE

TO THE

HEALTH NET, INC.

MANAGEMENT INCENTIVE PLAN

WHEREAS, the Company maintains the Health Net, Inc. Management Incentive Plan (the “Plan”) for the benefit of key employees of the Company and its subsidiaries;

WHEREAS, the Company desires to amend the Plan to clarify that awards made under the Plan are intended satisfy the short-term deferral exemption in accordance with Treasury Regulation Section 1.409A-1(b)(4); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has the power to amend the Plan pursuant to Article IX thereof.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the power of amendment contained in Article IX of the Plan, the Plan is hereby amended as follows:

1.	By striking the Section V(e) in its entirety and replacing it with the following:

“(e) Payment of Incentive Awards.

Incentive Awards shall be payable to Participants no later than March 15th following the Plan Year in which an Incentive Award is earned. The Compensation Committee, in its sole discretion, may permit a Participant to defer the receipt of an Incentive Award under a deferred compensation plan or plans of the Company, as may be in effect from time to time, in accordance with rules and procedures established by the Senior Vice President Organization Effectiveness, and in a manner that satisfies the requirements of Section 409A of the Code.”

IN WITNESS WHEREOF, Health Net, Inc. has caused this instrument to be signed on this 12th day of November, 2008.

HEALTH NET, INC.

By:	/s/ Karin Mayhew
Name:	Karin Mayhew
Title:	Senior Vice President, Organization Effectiveness